Exhibit 2.2

Guaranty

This Guaranty, dated as of August 2, 2011 (this “Guaranty”), by GTCR Fund X/A AIV LP, a Cayman Islands exempted limited partnership (the “Guarantor”) is in favor of Global Traffic Network, Inc., a Nevada corporation (the “Company”). Reference is hereby made to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 2, 2011, by and among GTCR Gridlock Holdings (Cayman), L.P., a Cayman Islands exempted limited partnership (“Parent”), GTCR Gridlock Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“U.S. Parent”), GTCR Gridlock Acquisition Sub., Inc., a Nevada corporation and a wholly-owned subsidiary of U.S. Parent (the “Purchaser”), and the Company. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

1. Guaranty. To induce the Company to enter into the Merger Agreement, the Guarantor, intending to be legally bound, hereby absolutely, irrevocably, primarily and unconditionally guarantees to the Company the prompt payment and performance of all of the obligations, covenants and agreements of Parent, U.S. Parent and the Purchaser under the Merger Agreement strictly in accordance with the terms thereof (as such obligations, covenants and agreements may be modified, amended, waived or terminated in accordance with the terms of the Merger Agreement, collectively, the “Guaranteed Obligations”); provided, however, that the maximum aggregate amount payable by the Guarantor under this Guaranty shall in no event exceed $285,000,000 (the “Cap”), it being understood that in any case this Guaranty may not be enforced against the Guarantor without giving effect to the Cap.

2. Terms of Guaranty.

(a) This Guaranty is one of payment, not merely of collection, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against Parent, U.S. Parent or the Purchaser or whether Parent, U.S. Parent or the Purchaser are joined in any such action or actions.

(b) If Parent, U.S. Parent or the Purchaser fails to discharge any of its Guaranteed Obligations when due, then all of the Guarantor’s liabilities to the Company hereunder in respect of such Guaranteed Obligations that have not been discharged shall, at the Company’s option, become immediately due and payable and the Company may at any time and from time to time, at the Company’s option, and so long as Parent, U.S. Parent or the Purchaser has failed to perform any of its Guaranteed Obligations, take any and all actions available hereunder or under applicable Law to collect or cause to be performed any of the Guarantor’s liabilities and obligations hereunder in respect of such Guaranteed Obligations.

(c) All payments hereunder shall be made in lawful money of the United States, in immediately available funds. The Guarantor promises and undertakes to make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind.

(d) The liability of the Guarantor under this Guaranty shall, to the fullest extent permitted under applicable Law, be absolute, irrevocable and unconditional irrespective of, and the Guarantor hereby expressly waives to the fullest extent permitted by Law any defense now or in the future arising by reason of:

(i) the value, genuineness, validity, regularity, illegality or enforceability of the Merger Agreement, the Commitment Letter or any other agreement or instrument referred to herein;

(ii) any change in the corporate existence, structure or ownership of Parent, U.S. Parent or the Purchaser, or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement;

(iii) any insolvency, bankruptcy, reorganization, dissolution, receivership or other similar proceeding affecting Parent, U.S. Parent or the Purchaser, or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement, or any of their assets;

(iv) the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent, U.S. Parent, the Purchaser or the Company, whether in connection with any Guaranteed Obligation or otherwise;

(v) any failure of the Company to pursue or exhaust any right, remedy, power or privilege it may have against Parent, U.S. Parent or the Purchaser to reduce the liability of the Guarantor;

(vi) any amendment, modification or supplement of any of the Guaranteed Obligations;

(vii) any other act or omission that may or might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity; or

(viii) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

(e) The Guarantor hereby waives any and all notice of the creation, renewal, extension, accrual or waiver of any of the Guaranteed Obligations and notice of or proof of reliance by the Company upon this Guaranty or acceptance of this Guaranty and all diligence, presentment, demand for payment or performance, notice of nonpayment or nonperformance, protest, notice of protest, notice of dishonor and all other notices or demands whatsoever. The Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty, and all dealings between Parent, U.S. Parent, the Purchaser or the Guarantor, on the one hand, and the Company, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. When pursuing its rights and remedies hereunder against the Guarantor, the Company shall be under no obligation to pursue such rights and remedies it may have against Parent, U.S. Parent, the Purchaser or any other Person for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Company to pursue such other rights or remedies or to collect any payments from Parent, U.S. Parent, the Purchaser or any such other Person or to realize upon or to exercise any such right of offset, and any release by the Company of Parent, U.S. Parent, the Purchaser or any such other Person or any right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of Law, of the Company.

(f) The Company shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that Parent, U.S. Parent or the Purchaser becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Company in respect of any Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Guaranteed Obligation as if such payment had not been made.

(g) Notwithstanding anything in this Guaranty to the contrary, the Guarantor reserves the right to assert, and may assert, any and all defenses which Parent, U.S. Parent or the Purchaser, as applicable, may have to payment or performance of any Guaranteed Obligation.

3. Waiver of Acceptance, Presentment; Etc. The Guarantor, to the fullest extent permitted by Law, irrevocably waives acceptance hereof, diligence, grace, protest, presentment, demand, notice of non-payment or any notice not provided for herein, other than any notices required under the Merger Agreement. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guaranty are knowingly made in contemplation of such benefits.

4. No Recourse to Affiliates. Notwithstanding the fact that the Guarantor may be a partnership, by its acceptance of the benefits of this Guaranty, the

Company acknowledges and agrees that neither it nor any of its former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, members, managers, agents, affiliates, or any former, current or future direct or indirect equity holder, controlling person, stockholder, director, officer, employee, member, manager, general or limited partner, affiliate, agent or assignee of any of the foregoing, has any right of recovery under this Guaranty against, and no liability under this Guaranty shall attach to, the former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, members, managers, agents, affiliates, general or limited partners or assignees of the Guarantor, of Parent, of U.S. Parent, of the Purchaser or of any former, current or future direct or indirect equity holder, controlling person, stockholder, director, officer, employee, member, manager, general or limited partner, affiliate, agent or assignee of any of the foregoing that is not the Guarantor (collectively, but not including the Guarantor, Parent, U.S. Parent or the Purchaser, each an “Affiliate”), whether based on contract, tort or strict liability, and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of Parent, U.S. Parent or the Purchaser against an Affiliate, the Guarantor, Parent, U.S. Parent or the Purchaser (including any claim to enforce the Commitment Letter), by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise). Other than pursuant to the Confidentiality Agreement solely with respect to the parties thereto, recourse against the Guarantor under this Guaranty shall be the sole and exclusive remedy of the Company and all of its affiliates against the Guarantor and any of its Affiliates (other than against Parent, U.S. Parent or the Purchaser) in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby. The Company hereby covenants and agrees that it shall not institute, and shall cause its respective affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against the Guarantor or any of its Affiliates (other than against Parent, U.S. Parent or the Purchaser) except for (i) claims against the Guarantor under or to enforce this Guaranty (including, if necessary, claims for injunctive relief against the general partner of the Guarantor to cause the Guarantor to perform its obligations under this Guaranty) and (ii) claims in respect of the Confidentiality Agreement solely with respect to the parties thereto. Nothing set forth in this Guaranty shall affect or be construed to affect any liability of Parent, U.S. Parent or the Purchaser to the Company or shall confer or give or shall be construed to confer or give to any Person other than the Company and its permitted assignees any rights or remedies against the Guarantor. The Guarantor hereby covenants and agrees that it shall not institute, and shall cause its respective Affiliates not to institute, any proceeding asserting that this Guaranty is illegal, invalid or unenforceable in accordance with its terms. The Company acknowledges that the Guarantor is agreeing to enter into this Guaranty in reliance on the provisions set forth in this Section 4, and the Guarantor acknowledges that the Company is agreeing to enter into the Merger Agreement in reliance on this Guaranty. For all purposes of this Guaranty, pursuit of a claim against a Person by the Company or any of its Subsidiaries shall be deemed a pursuit of a claim by the Company. A Person shall be deemed to have pursued a claim against another Person if such first Person brings legal action against such other Person, adds such other Person to an existing legal proceeding, or otherwise asserts a legal claim of any nature against such other Person. This Section 4 shall survive termination of this Guaranty.

5. Subrogation. Unless and until all amounts payable by the Guarantor under this Guaranty shall have been paid indefeasibly in full in immediately available funds, (i) the Guarantor hereby unconditionally waives any rights that it may now have or hereafter acquire against Parent, U.S. Parent or the Purchaser that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Guaranty or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy against Parent, U.S. Parent or the Purchaser (including any right that would result in the Guarantor being deemed a creditor of Parent, U.S. Parent or the Purchaser pursuant to this Guaranty under the United States Bankruptcy Code), whether or not such claim, remedy or right arises in equity or under contract, statute or common Law, including, without limitation, the right to take or receive from Parent, U.S. Parent or the Purchaser, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, and (ii) the Guarantor shall not exercise any such rights. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the indefeasible payment in full in immediately available funds of all amounts payable under this Guaranty, such amount shall be received and held in trust by the Guarantor for the benefit of the Company, shall be segregated from other property and funds of the Guarantor and shall forthwith be promptly paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable by the Guarantor under this Guaranty. Notwithstanding anything to the contrary contained in this Guaranty or otherwise, the Company hereby agrees that to the extent Parent, U.S. Parent or the Purchaser is relieved of any of its obligations under the Merger Agreement, Guarantor shall be similarly relieved of its corresponding Guaranteed Obligations under this Guaranty solely in respect of such relieved obligations; provided, that for the avoidance of doubt, this sentence shall not apply to the extent that Parent, U.S. Parent or the Purchaser is relieved of its obligations solely as a result of any order entered in any insolvency, bankruptcy, reorganization, dissolution, receivership or other similar proceeding affecting Parent, U.S. Parent or the Purchaser.

6. Continuing Guaranty. Subject to the last sentence of Section 5, this Guaranty is a continuing guarantee, may not be revoked or terminated and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligations, whenever arising. Subject to the last sentence of Section 5, this Guaranty shall be binding upon the Guarantor, its successors and assigns, and shall inure to the benefit of, and be enforceable by, the Company and its respective successors, transferees and assigns. Notwithstanding the foregoing, this Guaranty shall terminate and the Guarantor shall have no further rights or obligations under this Guaranty as of the earlier of (i) the Effective Time and (ii) the end of three months following the date on which the Merger Agreement is terminated in accordance with its terms, except in connection with a claim for payment or performance of any Guaranteed Obligation that is brought within such three-month period, in which case the relevant date shall be the date that such claim is finally satisfied or otherwise resolved by agreement of the parties hereto or a final non-appealable judgment of a Governmental Entity of competent jurisdiction. Notwithstanding the foregoing, in the event that the Company or any of its Subsidiaries asserts in any litigation or other proceeding that the provisions of Section 4 hereof or this Section 6 are illegal, invalid or unenforceable in whole or in part, or asserting any theory of liability or any claim for injunctive relief (other than any claim under the Merger Agreement against Parent, U.S. Parent or the Purchaser or against Guarantor under this Guaranty to pay or perform the Guaranteed Obligations, in each case subject to the terms and conditions thereof or hereof, as applicable) against any Affiliate or, other than its right to recover from the Guarantor for up to the amount of the Guaranteed Obligations or demand performance of the Guaranteed Obligations (subject to limitations described herein), the Guarantor, Parent, U.S. Parent or the Purchaser, then (a) the obligations of the Guarantor under this Guaranty shall terminate ab initio and be null and void, (b) if Guarantor has previously made any payments under this Guaranty, it shall be entitled to recover such payments and (c) neither the Guarantor nor any Affiliate shall have any liability to the Company with respect to the transactions contemplated by the Merger Agreement or under this Guaranty.

7. Entire Agreement; Third Party Beneficiaries. This Guaranty, together with the Merger Agreement, constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among Parent, U.S. Parent, the Purchaser and the Guarantor or any of their Affiliates, on the one hand, and the Company or any of its affiliates, on the other hand. This Guaranty is not intended to and shall not confer upon any Person other than the parties hereto and the Affiliates of Guarantor, as provided in Section 4, any rights or remedies hereunder.

8. Amendments and Waivers. No amendment or waiver of any provision of this Guaranty will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantor and the Company, or in the case of waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation of, or default under, this Guaranty, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Guaranty will operate as a waiver thereof. The Company shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Company’s rights against, Parent, U.S. Parent, the Purchaser or any other Person now or hereafter liable for any Guaranteed Obligations or interested in the transactions contemplated by the Merger Agreement prior to proceeding against the Guarantor hereunder.

9. Counterparts. This Guaranty may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Guaranty will become effective when duly executed by each party hereto.

10. Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Guaranty shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in Person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the fifth Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case as follows:

if to the Guarantor, to it at:

GTCR Fund X/A AIV LP
c/o GTCR LLC
300 N. LaSalle Street
Suite 5600
Chicago, Illinois 60654
Phone:	(312) 382-2200
Fax:	(312) 382-2201
E-mail:	christian.mcgrath@gtcr.com
Attention:	Christian B. McGrath

with a copy to (for information purposes only):

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Phone:	(212) 906-1200
Fax:	(212) 751-4864
E-mail:	ted.sonnenschein@lw.com
bradley.faris@lw.com
Attention:	Edward Sonnenschein
Bradley C. Faris

if to the Company, to it at:

Global Traffic Network, Inc.
252 School Street
P.O. Box 442
Howard, PA 16841
Phone:	(814) 625-2615
Fax:	(814) 625-3556
E-mail:	scody@globaltrafficnet.com
gary.worobow@globaltrafficnet.com

with a copy to (for information purposes only):

Milbank, Tweed, Hadley & McCloy LLP
One Chase Manhattan Plaza New York, NY 10005
Phone:	(212) 530-5000
Fax:	(212) 530-5219
E-mail:	tjanson@milbank.com dschwartz@milbank.com
Attention:	Thomas C. Janson
David Schwartz

11. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a) THIS GUARANTY SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably and unconditionally submit to the personal jurisdiction of the courts of the State of New York sitting in New York City and the Federal courts of the United States of America located in the Southern District of New York solely in respect of the interpretation and enforcement of the provisions of this Guaranty, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Guaranty or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. Guarantor shall pay all costs and expenses (including all reasonable attorneys’ and paralegals’ fees) incurred or paid by the Company in the successful enforcement of this Guaranty.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS GUARANTY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH

PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY, OR THE TRANSACTIONS CONTEMPLATED BY THIS GUARANTY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.

12. Representations, Warranties and Covenants. The Guarantor hereby represents and warrants to the Company that (a) it is an exempted limited partnership, validly existing and in good standing under the laws of the Cayman Islands and has the requisite power and authority to execute, deliver and perform this Guaranty; (b) the execution, delivery and performance of this Guaranty by the Guarantor has been duly and validly authorized and approved by all necessary partnership action, and no other proceedings or actions on the part of the Guarantor are necessary therefor; (c) this Guaranty has been duly and validly executed and delivered by the Guarantor and constitutes a valid and legally binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms; (d) the execution, delivery and performance by the Guarantor of this Guaranty do not and will not (i) violate the organizational documents of the Guarantor, (ii) violate any applicable Law or judgment or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any Contract to which the Guarantor is a party, and (e) the Guarantor has the financial capacity to pay and perform its obligations under this Guaranty, and all funds necessary for the Guarantor to fulfill its Guaranteed Obligations under this Guaranty shall be available to the Guarantor for so long as this Guaranty shall remain in effect in accordance with Section 6 hereof.

13. No Assignment. Neither the Guarantor nor the Company may assign its rights, interests or obligations hereunder to any other Person (except by operation of Law) without the prior written consent of the Company (in the case of an assignment by the Guarantor) or the Guarantor (in the case of an assignment by the Company); provided, however, Guarantor can assign its rights, interests and obligations with respect to the Guaranteed Obligations hereunder, without the prior written consent of the Company, to any Permitted Assignee (as defined in the Commitment Letter) to which it has allocated all or part of its Commitment (as defined in the Commitment Letter); provided, further, that no such assignment shall relieve Guarantor of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the respective permitted successors and assigns of the Guarantor and the Company.

14. Severability. Any term or provision of this Guaranty that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, however, that this Guaranty may not be enforced without giving effect to the provisions of Section 4 hereof or the limitation of the amount of the Guaranty. No party shall assert, and each party shall cause its respective affiliates not to assert, that this Guaranty or any part hereof is invalid, illegal or unenforceable.

15. Headings. The headings contained in this Guaranty are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

*    *    *    *    *

IN WITNESS WHEREOF, the undersigned have executed and delivered this Guaranty as of the date first written above.

GTCR Fund X/A AIV LP

By:	GTCR Partners X/A&C AIV LP
Its:	General Partner

By:	GTCR Investment X AIV Ltd.
Its:	General Partner

By:
Name:
	Title:	Manager

Global Traffic Network, Inc.

By:
Name:
Title:

[Signature Page to Guaranty]